Exhibit 99.(P)

THOMPSON IM FUNDS, INC.

CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE, FINANCIAL AND ACCOUNTING OFFICERS

(Revised as of May 22, 2025)

Thompson IM Funds, Inc. (the "Company") has adopted this Code of Ethics (“Code”) with respect to its principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions ("Covered Persons"). This Code is separate from any code of ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940.

Guiding Principles

The success of our Company is based primarily on establishing our clients' trust and respect and in ensuring that their interests always come first. We earn trust by conducting ourselves in an honest, ethical and professional manner, complying with the law, avoiding conflicts of interest and appearances of impropriety, treating our clients with courtesy and respect, and providing information to them that is accurate, complete and understandable. Our success also depends on the quality and commitment of our people, the excellence of our products and service and maintenance of a positive work environment.

Basic Objectives

In furtherance of our guiding principles, the Company expects that each of the Covered Persons will adhere to the following objectives:

1.         Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.         Ensure that the interests of clients, including shareholders of the mutual fund series of the Company, are paramount, and avoid conflicts and the appearance of conflicts between your interests and those of the Company or its clients and shareholders and between the Company's interests and those of its clients and shareholders; and promptly disclose to the Compliance Officer any material event or transaction that could reasonably give rise to a conflict of interest such as service on the board of any public company, the receipt of any non-nominal gifts or non-business related trips or entertainment from persons with whom the Company has current or prospective business dealings, any ownership interest in, or consulting or employment relationships with, any of the Company's service providers (other than the adviser or distributor), or a financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions.

3.         Remember that our clients and shareholders always come first; handle their requests and needs promptly, fairly, professionally and in good faith; and treat them with dignity, courtesy and respect.

4.         Protect and use the Company's assets only in furtherance of valid Company purposes; maintain the confidentiality of any proprietary information and trade secrets of the Company; ensure the privacy of client and shareholder information; avoid usurping for personal gain opportunities that are available to the Company; not use your personal influence or personal relationship improperly to influence decisions by the Company in which you would benefit personally to the Company's detriment, and not cause the Company to take action or fail to take action for your personal benefit rather than for the benefit of the Company; make decisions for the Company based on merit and what you honestly believe are in the best interests of the Company and its shareholders; and refrain from taking any action that is opposed to the best interests of the Company and its clients and shareholders.

5.         Exchange knowledge and information and maintain open channels of communication with all relevant Company personnel.

6.         Maintain a proper system of internal accounting controls; record transactions involving the Company in accordance with generally acceptable accounting standards and principles; cooperate with the Company's independent auditors; disclose and prepare financial statements and other financial reports and information fully and fairly.

7.         Be familiar with the disclosure requirements generally applicable to the Company and provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

8.         Comply with applicable laws, rules and regulations of governmental and regulatory bodies; be knowledgeable about legal and regulatory matters applicable to the Company and its business; and not knowingly misrepresent or cause others to misrepresent facts about the Company to governmental regulators and self-regulatory organizations.

9.         Promptly report possible violations of this Code to the Company's Compliance Officer, and encourage others to do the same; and

10.       Be accountable for adherence to this Code and understand that disciplinary action that may be taken for violations of this Code.

Administration of this Code

Compliance Officer. A Compliance Officer for the administration of this Code will be appointed by the Company's Board of Directors. The Board has the right to replace the Compliance Officer at any time. The Board's decision to appoint or replace a Compliance Officer requires the approval of a majority of the Disinterested Directors.

The Compliance Officer will be responsible for administering this Code and for investigating, determining and reporting to the Company's Board of Directors on violations of this Code, and for making recommendations to the Board with respect to the consequences for violations of this Code or waivers from any provision of this Code or resolutions of violations of this Code.

Certain conflicts covered by this Code are also addressed elsewhere in the Company’s policies and procedures. This Code does not replace those policies and procedures.

Questions and Violations. Any person who has a question about this Code or who believes there has been a violation of this Code is encouraged to contact the Compliance Officer. Inquiries and reports of potential Code violations will be kept confidential. Persons who have violated this Code are likewise encouraged to admit promptly to the violation. Upon receiving information about a potential violation of this Code, the Compliance Officer will investigate the matter and will prepare a written report to the Board of Directors providing relevant details and recommendations for further action and consequences. The Board will have ultimate responsibility for determining whether a violation occurred and what action is to be taken in response to such violation, including censures, financial penalties, suspensions, leaves of absence, reassignment, demotion and termination of employment.

The Compliance Officer and the Board of Directors may consult with legal counsel on all matters related to this Code.

Delivery of Code to Covered Persons. All Covered Persons will receive a copy of this Code and any amendment thereto promptly following its adoption and promptly following their becoming Covered Persons and annually thereafter. Covered Persons will be asked to acknowledge and agree in writing to the provisions of this Code or any amendment thereto when they first become subject to this Code or such amendment. Covered Persons will also annually confirm that they have complied with the requirements of this Code.

Waivers. A waiver of a provision of this Code must be requested whenever there is a reasonable likelihood that a contemplated action will violate this Code. Waivers may also be requested following a violation of this Code if such violation was not foreseen or anticipated. Requests for waivers must be in writing and submitted to the Compliance Officer for consideration and recommendation to the Board of Directors who will determine whether a waiver should be granted. Any waiver or implicit waiver from a provision of this Code must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver) and in the manner described under "Regulatory Filing and Reporting" below. As used herein, a "waiver" means any approval by the Board of Directors of a material departure from a provision of this Code, and an "implicit waiver" means the failure of the Compliance Officer or the Board of Directors to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company.

Amendments. The Code may be amended at any time by the Company, subject to approval by the Board of Directors on any material amendments. Any amendment to this Code (other than technical, administrative and other non-substantive amendments) must be disclosed in accordance with SEC Release IC-25914 (which requires a description of the amendment) and in the manner described under "Regulatory Filing and Reporting" below.

Regulatory Filing and Reporting. A copy of this Code will be filed with the SEC as an exhibit to the Company's certified shareholder report on Form N-CSR or posted on the Company's website (so long as the Company discloses that fact and its Internet address in its report on Form N-CSR). Descriptions of material waivers and amendments will be disclosed either in the Company's Form N-CSR or on the Company's website.

Records. The Company will retain copies of this Code and all other records relating to this Code in accordance with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

This Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company or any Covered Person, as to any fact, circumstance or legal conclusion.

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